NORTHERN INSTITUTIONAL FUNDS

FORM N-SAR

File No. 811-03605

Semi-Annual Period Ended May 31, 2011

Exhibit Index

EX-99.77I: Terms of new or amended securities

EX-99.77Q1(a): Copies of any material amendments to the registrant's charter or by-laws

EX-99Q1(d): Copies of instruments defining rights of holders of any new class of the registrant's securities

EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

EX-99.77I: Terms of new or amended securities

GFS Shares were created during the period covered by the N-SAR for the Trust's Prime Obligation Portfolio. This class is described in the prospectus and statement of additional information for the GFS Shares Class of the Prime Obligations Portfolio filed on April 12, 2011 (Accession No. 00001193125-11-095260).